Exhibit 99.1

Sound Financial Reports Net Income of $496,000 for the First Quarter of 2011 on Improving Credit Quality Trends

SEATTLE--(BUSINESS WIRE)--May 4, 2011--Sound Financial Inc. (OTCBB:SNFL), holding company for Sound Community Bank, today reported net income for the quarter ended March 31, 2011 of $496,000, or $0.17 per diluted share, as compared to net income of $576,000, or $0.20 per diluted share, for the quarter ended December 31, 2010 and net income of $57,000 or $0.02 per diluted share for the quarter ended March 31, 2010.

This is the fifth consecutive quarter of positive earnings for the company.

Highlights for the Quarter ended March 31, 2011 include:

Provision for loan losses decreased $600,000 to $825,000 for the quarter ended March 31, 2011 compared to $1.4 million for the quarter ended March 31, 2010.

Nonperforming loans decreased $7.5 million, or 55.9% to $5.9 million from $13.4 million at March 31, 2010. Nonperforming loans, as a percentage of loans, decreased 251 basis points from 4.50% at March 31, 2010 to 1.99% at March 31, 2011.

Nonperforming assets decreased $6.3 million, or 41.0% to $9.0 million at March 31, 2011 from $15.3 million at March 31, 2010.

Net interest margin increased 105 basis points to 5.18% for the quarter ended March 31, 2011 compared to 4.13% for the quarter ended March 31, 2010.

Total equity increased $2.4 million, or 9.5% to $27.7 million at March 31, 2011 from $25.3 million at March 31, 2010. The bank remains “Well Capitalized” with a Tier 1 capital ratio of 8.25% and total risk-based capital ratio of 12.12% at March 31, 2011.

Laurie Stewart, President and CEO said, “We have worked diligently to reduce nonperforming assets and increase earnings and capital levels. We are pleased with our progress over the past five quarters but we remain focused on continued improvement as the general economic environment slowly improves. Our goal was to achieve an 8% Tier 1 capital ratio and a 12% total risk-based capital ratio by the end of the first quarter of 2011 and we exceeded both of these benchmarks.”

	As of
	3/31/2011	12/31/2010	3/31/2010
Selected Consolidated Financial Condition Data:	(In thousands)
Total assets	$326,997	$334,639	$337,801
Total loans, net	292,919	294,810	293,323
Loans held for sale	79	902	2,333
Available-for-sale securities, at fair value	3,642	4,541	12,383
Federal Home Loan Bank stock, at cost	2,444	2,444	2,444
Bank-owned life insurance, net	6,791	6,729	6,529
Other real estate owned and repossessed assets	3,113	2,625	1,904
Total deposits	273,733	278,494	287,931
Borrowings	21,988	24,849	20,000
Total stockholders’ equity	27,674	26,902	25,268

	Quarter Ended
	3/31/2011	12/31/2010	3/31/2010
Selected Consolidated Operating Data:	(in thousands)
Total interest income	$4,648	$4,690	$4,770
Total interest expense	752	924	1,168
Net interest income	3,896	3,766	3,602
Provision for loan losses	825	1,500	1,425
Net interest income after provision for loan losses	3,071	2,266	2,177
Service charges and fee income	522	544	529
Fair value adjustment on mortgage servicing rights	49	300	-
Gain (loss) on sale of securities	(34)	-	75
Other than temporary impairment on securities	(39)	-	-
Gain on sale of loans	34	320	64
Other noninterest income	147	309	516
Total noninterest income	679	1,473	1,184
Total noninterest expense	3,032	2,890	3,310
Income before provision (benefit) for income taxes	718	849	50
Provision (benefit) for income taxes	222	273	(7)
Net income	$496	$576	$57

Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets	0.60%	0.69%	0.07%
Return on equity	7.28%	8.65%	0.90%
Net interest margin	5.18%	4.93%	4.13%
Noninterest income to operating revenue	14.84%	28.12%	24.73%
Noninterest expense to average total assets	3.68%	3.47%	3.95%
Average interest-earning assets to average interest-bearing liabilities	101.16%	100.71%	114.06%
Efficiency ratio	66.27%	55.17%	69.18%

Asset quality ratios:
Nonperforming assets to total assets	2.76%	2.96%	4.53%
Nonperforming loans to gross loans	1.99%	2.44%	4.50%
Allowance for loan losses to nonperforming loans	74.71%	60.82%	30.05%
Allowance for loan losses to gross loans	1.49%	1.48%	1.35%
Net charge-offs to average loans outstanding	1.14%	1.31%	1.04%

Consolidated capital ratios:
Tier 1 leverage	8.25%	7.89%	7.45%
Tier 1 risk-based	10.87%	10.42%	10.09%
Total risk-based	12.12%	11.67%	11.34%

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates five full-service banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Sound Financial Inc.
Media:
Laurie Stewart, 206-448-0884 x-306
or
Financial:
Matt Deines, 206-448-0884 x-305